Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

UNDER NATIONAL INSTRUMENT 51-102

1.	Name and Address of Company

Skylight Health Group Inc. (the “Company”)

5045 Orbitor Drive, Building 11, Unit 300

Mississauga, Ontario, L4W 4Y4

2.	Date of Material Change

January 14, 2021

3.	News Release

A news release with respect to the material change referred to in this report was disseminated through Globe News Wire on January 14, 2021 and filed on the system for electronic document analysis and retrieval (SEDAR).

4.	Summary of Material Change

Skylight Health Appoints Director with Deep Capital Markets and Finance Expertise, Grace Mellis, to the Board

5.	Full Description of Material Change

On January 14, 2021 the Company announced the appointment of Grace Mellis to the Company’s Board of Directors.

Ms. Mellis has a robust background in strategy and finance leadership roles with over 28 years of success and experience:

•	Almost a decade at JP Morgan Chase serving as Managing Director, Head of International Strategy, and Investor Services CFO for EMEA within the Corporate and Investment Bank.

•	Former CFO and VP of Corporate Finance and Business Intelligence at Greendot Corporation, a US $3.1B market cap NYSE listed company.

•	Founder and director of IGA Capital which provides consulting and advisory services to primarily early-stage companies.

•	Mentor and investor with Techstars, a global start-up incubation platform.

•	She holds an MBA from Harvard Business School and a BA from Harvard University.

6.	Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, contact Prad Sekar, CEO of CB2 Insights Inc. at 1-855-874-4999.

9.	Date of Report

January 14, 2021